Exhibit 107

Calculation of Filing Fee Table

Form S-1

(Form Type)

Applied Blockchain, Inc.

(Exact Name of Registrant As Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price(1)(2)	Fee Rate	Amount of Registration Fee
Newly Registered Securities
Fees Previously Paid	Equity	Common Stock, $0.001 par value per share	457(o)			$75,000,000	0.0000927	$6,952.50
	Total Offering Amounts					$75,000,000		$6,952.50
	Total Fees Previously Paid							$6,952.50
	Total Fee Offsets							$0.00
	Net Fees Due							$0.00

(1)	Pursuant to Rule 416, the securities being registered hereunder include such indeterminate number of additional securities as may be issuable to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2)	Includes shares subject to the underwriters' option to purchase additional shares, if any.